Exhibit 10.16

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL. LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

DON DAVID GOLD MEXICO S.A. DE C.V.

Las Rosas No. 339

Col. Reforma, Oaxaca, Oaxaca

CP 68050

Mexico

Ph. +52 951 52l6 8258

21 December 2015.

PURCHASE CONTRACT	103-16CMX-012-0-P

This contract is concluded on the 21st day of December 2015 (the “Effective Date”) between DON DAVID GOLD MEXICO S.A. DE C.V., Las Rosas No. 339 Col. Reforma, Oaxaca, Oaxaca, C.P. 68050, Mexico (the “Seller”) and TRAFIGURA MEXICO, S.A. DE C.V., Reforma 115 piso 21, despacho 2102, Col. Lomas de Chapultepec, Mexico D.F., Mexico (the “Buyer”).

SCOPE OF THE CONTRACT

The Seller agrees to sell zinc concentrate and the Buyer agrees to buy zinc concentrate at the terms and conditions set out below:

DEFINITIONS

1 ounce means:	1 troy ounce of 31.1035 grams;
1 ton means:	1 metric ton of 1,000 kilograms or 2204.62 lbs;
1 unit means:	1% of the dry net weight;
Affiliates means:	in relation to any company or corporation, a Subsidiary or Holding Company of that company or corporation or any other Subsidiary of that company or corporation or of that Holding Company;
Banking Day and Business Day mean:	any day except a Saturday or Sunday on which banks in the city of New York, New York, USA, Mexico City, Mexico, are generally open for the conduct of business;
Holding Company means:	in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;
IMO/BC Code means:	the International Maritime Organisation Code of Safe Practice for Solid Bulk Cargoes prevailing at the time of delivery;
INCOTERMS 2010 means:	the 2010 edition of the standard trade definitions published by the International Chamber of Commerce;
LBMA means:	London Bullion Market Association;

CONTRATON 103-16CMX-012-0-P (LA)	1

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

LME means:	London Metal Exchange;
Month of Scheduled Shipment (MOSS) means:	in respect of any shipment of the concentrate, the calendar month in which shipment has been scheduled as per the clause SHIPMENT or as otherwise agreed in writing between the parties;
Subsidiary means:

in relation to any company or corporation, a company or corporation which is controlled, directly or indirectly, by the first mentioned company or corporation; more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or which is a Subsidiary of another Subsidiary of the first mentioned company or corporation; and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

US$ means:	the lawful currency of the United States of America;
Valid TML means:	Transportable Moisture Limit valid for the current shipment;
Valid FMP means:	Flow Moisture Point valid for the current shipment.

QUANTITY AND QUALITY

100% of zinc concentrates (the “Concentrate”) production estimated to be 27,000 DMT evenly spread in monthly deliveries between January 2016 through to and including December 2016.

The concentrate shall assay as follows:

Zn:	50-53%
Ag:	100-150 gr/mt
Au:	1-2 gr/mt
Cu:	0.2-0.4%
Pb:	1.5-3%
Sb:	0.01-0.02%
As:	0.2-0.3%
Cd:	0.4-0.48%
Bi:	0.005-0.01%
Fe:	2-6%
S:	20-30%
Hg:	8-20 ppm
SiO2:	4-8%
Ni:	50-80 ppm
Cr:	25-75 ppm
Te:	150-200 ppm
F:	265-330 ppm

CONTRATON 103-16CMX-012-0-P (LA)	2

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

Cl:	80-150 ppm

In the event the actual assays are outside of the above described contractual assays both parties agree to discuss in good faith to reach a solution in line with prevailing market terms.

The Concentrate shall otherwise be free from deleterious impurities harmful to the smelting and / or refining processes and shall be able to withstand the voyage, upon all customary forms of transportation, to the destination intended by the Buyer. The Concentrate shall conform to all local regulations and the IMO/BC Code of Safe Practice for Solid Bulk Cargoes. Seller shall promptly present valid TML, FMP and moisture certificates if so requested by Buyer.

DELIVERY

DAP (Delivery At Place) Impala Terminals Mexico warehouse in Manzanillo (Incoterms 2010).

DAP - Seller delivers the goods when they are placed at the disposal of the buyer on the arriving means of transport ready for unloading inside the storage facilities designated by Buyer at the named place of destination. Risks transfer at this point from seller to buyer.

All export charges and the cost of loading the concentrate into the carrying vessel shall be for Buyer's account, Seller shall have the right to collect the 16% VAT.

In case the maritime service from Salina Cruz Port starts operating, both parties agree to discuss in good faith, the option to start delivering concentrates to this port instead of Manzanillo, Mexico.

PRICE

Payments

Zinc

Pay for 85% (eighty-five percent)  of the final zinc content, subject to a minimum  deduction of 8 (eight) units, at the official London Metal Exchange cash settlement quotation for zinc, as published  in the Metal Bulletin in US$ and averaged over the quotational period.

Silver

Deduct 3 ounces per dry metric ton and pay the balance at 70%, at the LBMA Silver Price, as published in US$ at www.lbma.org.uk and averaged over the quotational period.

CONTRATON 103-16CMX-012-0-P (LA)	3

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

Gold

Deduct 1 gram per dry metric ton and pay the balance at 70%, at the LBMA AM/PM Gold Price, as published in US$ at www.lbma.org.uk and averaged over the quotational period.

Deduction

Treatment Charge

US$190.00 (one hundred and ninety dollars) per dry metric ton of the Concentrate delivered basis DAP Impala warehouse, Manzanillo, Mexico.

This treatment charge is based on an applicable zinc price of US$1,650.00 (one thousand six hundred and fifty dollars) per dry metric ton and will be increased by US$0.25 (zero point twenty-five cents) for each US$1.00 (one dollar) the applicable zinc price exceeds US$1,650.00 (one thousand six hundred and fifty dollars) per dry metric ton.

Penalties

SiO2:	US$2.00 for each 1% that the final content exceeds 3.5%.
Cd:	US$l.50 for each 0.1% that the final content exceeds 0.3%.
F+Cl:	US$1.50 for each 100 ppm that the final content exceeds 400 ppm.

QUOTATIONAL PERIOD

The quotational period shall be the month following the Month of arrival at the warehouse (MOA+1).

PAYMENT

All payments shall be made in US$ by telegraphic transfer.

Provisional Payment

95% (ninety five percent) of the provisional invoice value of the Concentrate, based on the final wet weight, final moisture, provisional assays, the metal forward LME prices for zinc and the metal forward Comex prices for Silver and Gold, referred to the contractual QP at the date the invoice is issued, shall be paid 5 (five) calendar days after the truck delivery to the Impala Manzanillo warehouse against the presentation of the following documents:

CONTRATON 103-16CMX-012-0-P (LA)	4

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

1.  Seller's provisional invoice

2.  Seller's provisional weight and provisional moisture certificate

3.  Seller's provisional assay certificate

The Seller shall be able to deliver thru its Mexican Subsidiary and collect 16% VAT on the provisional and final payments.

Second Provisional Payment

100% of the second provisional invoice value of the Payments less the Deductions, less the first provisional payment, based on the final wet weights and dry weights received at Impala warehouse, and final prices shall be paid to the party so owing 40 days after the first provisional payment date based on the following;

-	Second provisional invoice
-	Final wet weight and moisture certificate duly signed by an independent surveyor company acceptable to Buyer

Final Payment

Final payment shall be made by the party so owing latest 3 (three) Banking Days after the date final assays, weights and prices are known against presentation of the final invoice.

In case Seller is indebted to Buyer by reason of having received provisional payment in excess of the amount of the final invoice, this difference shall be re-paid by Seller to Buyer by telegraphic transfer within 3 (three) Banking Days of final weights, final assays and final prices being known.

TITLE AND RISK

Title and Risk in the concentrate shall pass from seller to buyer when the concentrate has been delivered to Buyer at Impala Warehousing, S.A. de C.V. in Manzanillo, Mexico.

WEIGHING, SAMPLING AND MOISTURE DETERMINATION

The operations of weighing, sampling and moisture determination shall be carried out by Impala Terminals Mexico S.A. de C.V. in Manzanillo, Colima, Mexico in the usual technical manner in accordance with standard international practices.

Sampling shall be done on top of the truck. Moisture samples shall be taken by using a post hole shovel with five (5) samples taken from corner to corner of each truck box.  The depth of each sample shall reach

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Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

the bottom of the truck box and each sample contain 1 -1.5kg. The sample shall be placed in plastic sample bag and the five (5) samples should make up approximately 6 -8 kg composite sample. A grid of 36 holes (5 x 12 grid) with each hole drilled to the full depth of the concentrate and the sample recovered in the receiving pan (approx 1 - 1.5kg per drill hole). The total weight of the composite sample should contain approximately 60 - 80kg.  The moisture and the weight thus determined, less a weight franchise of 0.25% (zero point twenty five percent) shall be final and binding for settlement purposes.

Seller shall have the right to appoint an internationally recognized supervision company to conduct supervision of these operations. The costs of these operations shall be borne by the Seller.

The size of the lots for sampling purposes shall be approximately 500 (five hundred) wet metric tons. The final contents for all elements shall be calculated on a lot-by-lot basis. The sum of the individual lot contents will constitute the total of the shipment.

The samples shall be taken, prepared and sealed in the presence of Seller's surveyor. Each party shall give their sample dispatch instructions and can receive four (4) sets of samples for every composite lot prepared.

A reserve sample is kept in case of an eventual umpire and shall be dispatched directly from Impala to the appointed third party Lab as per instructions received by both Buyer and Seller.

ASSAYING

Assays shall be made independently by each party and in the event of greater difference in assay exchange than contractually agreed, an umpire assay shall be made by an umpire laboratory rotating lab for each quota, which shall be one of the following, except for the silica to be exchanged by general composite, but in any event not later than 45 (forty‑five) calendar days after the assay samples are sealed and sent to the respective parties. Such date shall be calculated starting after the sealing date of the last composite sample of the monthly quota. In the event that assays have not been exchanged by the 45th (forty-fifth) day after samples were sealed and sent to the respective parties, then the party which is ready to exchange assays shall notify the other party by fax or email that it is ready to exchange assays. If the other party does not respond within 15 (fifteen) calendar days then the assay results of the party which was ready to exchange its assay results shall be final and binding, save for fraud or manifest error.

Should the difference between the results of both parties be not more than:

Zinc	0.5%
Silver	30 g/dmt
Gold	0.5 g/dmt
Fluorine	50 ppm
Chlorine	10 ppm

CONTRATON 103-16CMX-012-0-P (LA)	6

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

SiO2	0.5%
Cadmium	0.1%

Then the exact mean of the two results shall be taken as the agreed assay for the purpose of final accounting

In the event of greater difference in assay exchange than contractually agreed, an umpire assay shall be made by an umpire laboratory to be mutually agreed between Buyer and Seller, which shall be one of the following:

Laboratory Services International B.V.

Geijssendorfferweg 54

3088 GK Rotterdam

Alfred H. Knight International Ltd.

Eccleston Grange

Prescot Road

St. Helens

Merseyside WA10 3BQ

England

ALS Inspection UK Limited

Caddick Road

Knowsley Business Park
Merseyside

L34 9HP

England

SGS Nederland B.V

Mineral Services

Malledijk 18 /PO Box 200

3208 LA /3200 AE

Spijkenisse

The Netherlands

Should the umpire assay fall between the results of the two parties, then the arithmetical mean of the umpire assay and the assay of the party whose results are nearer to the umpire’s shall be taken as the agreed assay. Should the umpire assay fall outside the exchanged results, the middle of the 3 (three) results shall be final. If the umpire results coincides with either of the two parties or is the exact mean of the exchanged result, the umpire assay shall be final.

CONTRATON 103-16CMX-012-0-P (LA)	7

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

The cost of the umpire assay shall be borne by the party whose result is farthest from the umpire result. The cost of the umpire assay shall be borne equally by both parties when the umpire assay is the exact mean of the exchanged results.

The silver and gold assay shall be determined adjusted for cupel and absorption and slag loss.

FORCE MAJEURE

If either party is prevented, hindered or delayed from performing in whole or in part any obligation or condition of this contract by reason of force majeure (the “Affected Party”), the Affected Party shall give written notice to the other party promptly and in any event within 3 (three) Business Days after receiving notice of the occurrence of a force majeure event giving, to the extent reasonably practicable, the details and expected duration of the force majeure event and the quantity of Concentrate affected (the “Force Majeure Notice”).

Provided that a Force Majeure Notice has been given, for so long as the event of force majeure exists and to the extent that performance is prevented, hindered or delayed by the event of force majeure, neither party shall be liable to the other and the Affected Party may suspend performance of its obligations under this contract (a "Force Majeure Suspension"). During the period of a Force Majeure Suspension, the other party may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable.

The Affected Party shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall promptly notify the other party when the event of force majeure is terminated.

If a Force Majeure Suspension occurs, the time for performance of the affected obligations and, if applicable, the term of this contract shall be extended for a period equal to the period of suspension.

If the period of the Force Majeure Suspension is equal to or exceeds 3 months from the date of the Force Majeure Notice, and so long as the force majeure event is continuing, either party may, in its sole discretion and by written notice, terminate this contract or, in the case of multiple deliveries under this contract, terminate the affected deliveries.  Upon termination in accordance with this clause, neither party shall have any further liability to the other in respect of this contract or, as the case may be, the terminated deliveries except for any rights and remedies previously accrued under the Contract, including any payment obligations.

“Force Majeure” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of,

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Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; or any other cause reasonably beyond the control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome. A party’s inability economically to perform its obligations under the Contract shall not constitute an event of force majeure.

This clause shall not apply to any obligations to pay, indemnify or provide security or to any Concentrate for which vessel, truck or rail wagon space has been booked, pricing has been established, the quotational period has commenced or payment has been made unless the Buyer has expressly consented in writing.

SUSPENSION OF QUOTATIONS

The metal prices and currency quotations specified under this contract are the quotations in general use for the pricing of the metal content of concentrate.

In the event that any of these price quotations cease to exist or cease to be published or should no longer be internationally recognised as the basis for the settlement of concentrate contracts, then upon the request of either party, Seller and Buyer will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure the continuity of fair pricing.

DISPUTE RESOLUTION

Any dispute or claim arising out of or relating to this contract, or a breach thereof (a “Dispute”), shall be decided by final and binding arbitration in New York before three arbitrators. The arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with the United States Arbitration Act (the “Act”) and the AAA's Commercial Arbitration Rules (the “Rules”). If there is a conflict between the provisions of this clause and the provisions of the Act or the Rules, the provisions of this clause shall prevail. If there is a conflict between the Act and the Rules, the provisions of the Act shall prevail. Either party may notify the other that the Dispute is to be resolved pursuant to this clause, and in that notice name one arbitrator selected by it. Within 15 (fifteen) calendar days after the receipt of such notice, the other party shall select an arbitrator and notify the party which initiated the arbitration of the name of its arbitrator. Within 15 (fifteen) calendar days after notice is given of the appointment of the second arbitrator, the two arbitrators selected shall select a third arbitrator. If any party fails to appoint an arbitrator or the party appointed arbitrators fail to appoint the third arbitrator within the prescribed 15 (fifteen) calendar day period then, on reasonable notice to the other party, either party may ask the AAA to appoint such arbitrators within 15 (fifteen) calendar days of the request therefore with due regard for the selection criteria herein. The

CONTRATON 103-16CMX-012-0-P (LA)	9

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

arbitrators shall be qualified by education, experience or training to render a decision upon the issues of the Dispute.

The arbitrators promptly shall hear and determine (after giving the parties due notice of hearing and reasonable opportunity to be heard) the issues submitted to them and shall render their decision within 60 (sixty) calendar days after they have notified the parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the AAA's transmittal of the parties' final statements and proofs to the arbitrators. Pending the final decision of the arbitrators, both parties shall proceed diligently with performance of all obligations under this contract, including the payment of all sums not in dispute. Notwithstanding the foregoing the parties reserve the right to apply to any court of competent jurisdiction for the purpose of enforcing the provisions of this clause or obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including without limitation attachment and injunctive relief. The commencement of any such action shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

The arbitrators shall render their decision and the reasons therefore in writing. The decision of no less than a majority of the arbitrators shall be final and binding upon the parties without appeal to the courts. Judgment may be rendered upon such decision in a court of competent jurisdiction. The arbitrators are not empowered to render any award other than monetary damages or to award damages inconsistent with the provisions of this contract, any transaction or in excess of compensatory damages and each party waives its right, if any, to recover any damages in excess of those provided for under this contract or any transaction. Each party shall bear the costs and expenses of its own arbitrator, attorneys and witnesses and the parties shall share equally the costs of the third arbitrator and any hearing expenses. In determining any matter submitted to arbitration, the arbitrators will apply the law governing this contract.

CHOICE OF LAW

This contract shall be governed by and construed in accordance with the laws of the state of New York, United States of America, excluding any conflicts of law provisions that would require the application of the laws of any other jurisdiction. Each party hereby consents to such jurisdiction of all purposes of this contract.

The United Nations Convention on Contracts for the International sale of Good (1980) shall not apply to this contract.

TAXES AND TARIFFS

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by the Seller.

CONTRATON 103-16CMX-012-0-P (LA)	10

Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge and/or the importing country shall be borne by Buyer.

LICENSES

Seller undertakes that all the necessary export licences and all other authorisations required for the Concentrate have been obtained (and/or will be obtained) for the entire quantity covered by this contract. Seller furthermore guarantees that such licences will remain in force for the full life of this contract.

ASSIGNMENT

Without the prior written consent of the other party, which shall not be unreasonably withheld, neither party may assign or create a trust or otherwise transfer its rights nor obligations under this contract in full or in part.

THIRD PARTY RIGHTS

Any person who is not a party to this contract may not enforce any term of it. The parties agree that the Contract (Right of Third Parties) Act 1999 shall not apply to the contract or any other agreement entered pursuant to it.

LIMITATION OF LIABILITY

Neither the Seller nor the Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused.

Under no circumstances shall Buyer's liability exceed the value of the Concentrate as at the date of shipment.

INCOTERMS

Insofar as not inconsistent herewith INCOTERMS 2010 (and any later amendments thereto) shall apply to this contract.

CHANGE OF CONTROL

In the event of any actual or prospective change in the organization, control or management of a party, including without limitation, a change to the majority shareholding or privatization or equivalent process, subject always to DEFAULT, this contract will not be changed or in any way modified and shall continue in full force and affect.

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Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

NOTICES

No notice or communication with respect to this contract shall be effective unless it is given in writing and delivered or sent by facsimile or electronic mail to the other party at the address set out herein, or to such other address as each party otherwise notifies the other party.

Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

All notices, requests and other communications hereunder shall be addressed:

If to Seller:	DON DAVID GOLD MEXICO S.A. DE C.V.
Las Rosas No. 339
Col. Reforma, Oaxaca, Oaxaca CP 68050
Mexico
Ph. +52 951 5216 8258

If to Buyer:	TRAFIGURA MEXICO, , S.A. DE C.V.
Reforma 115 piso 21, despacho 2102
Col. Lomas de Chapultepec, del. Miguel Hidalgo
Mexico D.F., Mexico
Phone: + 52 55 4021 69

WAIVERS

No waiver by Buyer of any right, power or remedy or of any provision of this contract and no amendment of any provision of this contract shall be effective unless and to the extent that it is expressly made and reduced to writing.

SEVERABILITY

The invalidity, illegality or unenforceability of any one or more of the provisions of this contract shall in no way affect or impair the validity and enforceability of the other provisions of this contract.

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Classified as: PRIVATE AND CONFIDENTIAL

AV. PASEO DE LA REFORMA 115, PISO 21 OFICINA 2102, COL LOMAS DE CHAPULTEPEC, MEXICO, D.F., C.P. 11000 TEL 52014100 FAX 55402203

CONFIDENTIALITY

The existence of and terms of this contract shall be held confidential by the parties save to the extent that such disclosure is made to a party's banks, accountants, auditors, legal or other professional advisers, or as may be required by law, a competent court or a liquidator or administrator of a party, or the other party has consented in writing to such disclosure.

ENTIRE AGREEMENT

This contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements between the parties relating to the subject matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this contract by any representation, warranty or undertaking other than those expressly set out in this contract. A party is not liable to the other party for a representation, warranty or undertaking of whatsoever nature that is not expressly set out in this contract.

FUTURE PRODUCTION

While the Seller has the right to look at opportunities for selling the concentrates to other parties after the termination of this Contract, both parties agree to discuss in good faith a commercial off take agreement for year 2017 and beyond.

IN WITNESS WHEREOF the parties have executed this document as of the respective dates specified below with effect from the Effective Date specified on the first page of this document.

Accepted:

/s/ Jason Reid		/s/ Juan Antonio Moran
DON DAVID GOLD MEXICO, S.A. DE C.V..		TRAFIGURA MEXICO, S.A. DE C.V.
(signed by fully authorised signatory)		(signed by fully authorised signatory)

Name:	Jason Reid	Name:	Juan Antonio Moran
Date:	22-01-2016	Date:	15-01-2016

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